Exhibit 99

Explanation of Responses:

(1)
This Form 3 is being filed by Thomas H. Lee Equity Fund VI, L.P., (the “Reporting Person”). On May 1, 2006, Joseph Neubauer, the Chairman of the Board of Directors and Chief Executive Officer of ARAMARK Corporation, a corporation organized under the laws of Delaware (the “Issuer”), delivered a letter to the Board of Directors of the Issuer in which it was proposed that the Reporting Person, together with investors that are expected to include Mr. Neubauer and funds managed by GS Capital Partners, J.P. Morgan Partners and Warburg Pincus LLC (the “Non-THL Investors” and collectively with the Reporting Person the “Investors”), would offer to acquire by merger, for a purchase price of $32.00 in cash per share, all of the outstanding shares of the Issuer’s Class A Common Stock and Class B Common Stock, other than any shares held by any of the Investors and members of the Issuer’s senior management team that are to be invested in the transaction (the “Proposal”). As a result of the Proposal the Investors and certain of their affiliates may be deemed to constitute a “group”, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that beneficially owns more than 10% of the outstanding shares of the Issuer's Class A Common Stock and Class B Common Stock. By reason of the provisions of Rule 16a-1 of the Exchange Act, the Reporting Person may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by the Non-THL Investors. The Reporting Person disclaims beneficial ownership of all shares of the Issuer's Class A Common Stock and Class B Common Stock, including any such shares beneficially owned by the Non-THL Investors. This Form 3 shall not be deemed an admission that the Reporting Person is a beneficial owner of any shares the Issuer's of Class A Common Stock or Class B Common Stock for purposes of Section 16 of the Exchange Act or for any other purpose or that the Reporting Person has an obligation to file this Form 3..